EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Jinzanghuang Tibet Pharmaceuticals, Inc.

A signed original of this written statement required by Section 906 has been provided to Jinzanghuang Tibet Pharmaceuticals, Inc. and will be retained by Jinzanghuang Tibet Pharmaceuticals, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

December 21, 2011	/s/ Xue Bangyi
Xue Bangyi (Chief Executive Officer)

December 21, 2011	/s/ Eva Deng
Eva Deng (Chief Financial Officer)